Item 77M - Scudder Total Return Fund

Registrant incorporates by reference its Registration
Statement on Form N-14 its Proxy Statement dated
December 2004, filed on November 15, 2004 (Accession
No. 0001193125-04-197559).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the Scudder
Balanced Fund, of Scudder Portfolio Trust was held on
February 24, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder Balanced Fund to Scudder Total Return Fund, in exchange for shares of Scudder
Total Return Fund and the assumption by Scudder Total
Return Fund of all of the liabilities of Scudder Balanced Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Balanced Fund in complete liquidation of Scudder Balanced Fund.

Affirmative 	Against 	Abstain
24,590,262.602	585,245.568 	642,989.772
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